Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Sono Group N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offer Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective Date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value €0.06 per share	457(o)	–		–		$195,000,000	(1)	$110.20 per million	$21,489.00
Fees to be Paid	Equity	Ordinary shares, par value €0.06 per share	Other	30,000,000	(2)	1.34	(3)	$40,200,000		$110.20 per million	$4,430.04
Carry forward Securities
Carry Forward Securities	–	–	–	–		–		–		–	–
	Total Offering Amounts							$235,200,000			$25,919.04
	Total Fees Previously Paid										–
	Total Fee Offsets										–
	Net Fee Due										$25,919.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Represents 30,000,000 ordinary shares of the registrant registered for resale by the selling shareholder named in this registration statement, consisting of 30,000,000 ordinary shares issuable to YA II PN, Ltd. upon conversion of the convertible debentures (as described in the registration statement). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s ordinary shares on December 2, 2022, as reported on the Nasdaq Global Market.